PROMISSORY NOTE

$25,000	February 14, 2017

FOR VALUE RECEIVED, Car Charging Group, Inc., a Nevada corporation (“Borrower”), promises to pay to BLNK Holdings LLC, a Delaware limited liability company (“Holder”), the principal sum of Twenty-Five Thousand \Dollars and 00/100 ($25,000.00), together with simple interest at the rate of ten percent (10%) per annum. The entire principal amount and accrued interest is due and payable on the earlier of May 15, 2017 or the closing date of a public offering of the Borrower’s securities, via a Registration Statement on Form S-1, which raises gross proceeds of at least $10,000,000 (the “Maturity Date”). This Note may be prepaid in whole or in part at any time without penalty or premium.

Borrower agrees to pay all costs and expenses incurred by Holder in connection with the collection of any and all sums due or payable hereunder, including, without limitation, reasonable attorneys’ fee and costs to outside counsel, or to preserve or protect any rights of Holder pursuant to this Note. The remedies of Holder shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same. Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. The words “Holder” and “Borrower” whenever occurring herein shall be deemed and construed to include the respective representatives, successors and assigns of Holder and Borrower and the singular shall include the plural. No waiver of any non-payment or other default hereunder shall be considered valid unless in writing and signed by Holder, and no such waiver shall be deemed a waiver of any subsequent non-payment or default, irrespective of whether such non-payment or other default shall be of the same or similar nature.

This Note may not be amended or modified, nor shall any waiver of any of the provisions hereof be effective, except by an instrument in writing executed by Holder. Borrower have executed this Note as principal and not as surety or accommodation party. Should any provision of this Note be held to be illegal or unenforceable, the balance of the document shall be construed as if the illegal or unenforceable provision were not included.

This instrument shall be construed according to and governed by the laws of the State of Florida without regard to conflicts of law principles, except to the extent that those laws may be preempted by the laws of the United States of America. Borrower and Holder consent to the personal jurisdiction of the Federal or state courts located in the State of Florida and agree that venue shall be proper and the forum shall be convenient in Miami-Dade County, Florida, as selected by the holder of this Note, if suit is filed to enforce, interpret or construe this Note.

All notices required or permitted hereunder shall be in writing, delivered by hand, certified mail, postage prepaid, return receipt requested or by verified overnight delivery, and shall be deemed made upon actual receipt by the party to whom addressed.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date and year first above written.

BORROWER:

Car Charging Group, Inc.

By:
Michael Calise, CEO